Exhibit 23.3

W. CRAIG GAINES

CONSULTING PETROLEUM ENGINEER

PO BOX 702038

TULSA, OKLAHOMA 702038

405-922-1253

craig@gainesenergy.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

As an independent petroleum engineer, W. Craig Gaines hereby consents to all references to me included in or made a part of this Ring Energy, Inc. Registration Statement on Form S-1 (“Form S-1” any amendments thereto and further consents to the use of estimates of oil and gas reserves and future net revenues contained in my “SEC reserve appraisal of certain Ring Energy, Inc. oil and gas properties in Kansas at December 31, 2012.”

Signed,

W. Craig Gaines

Tulsa, Oklahoma

January 20, 2014